FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated March 1, 2012	Registration Nos. 333-179209 and 333-179209-01

*PXING DETAILS*  $1.3bln Huntington Auto Trust (HUNT) 2012-1 Prime Auto Loans
SOLE BOOKRUNNER :  Credit Suisse
Public, SEC Registered
CO-LEAD MANAGER :  DB
CO-MANAGERS     :  BarCap, Huntington Investment Company, MS

CLS	$AMT- MM	WAL	M/S&P	WIN	L.FINAL	BNCH SPRD	%YLD	CPN	SPX
A-1	308.000	0.32	P-1/A-1+	1-9	03/2013	IntL - 23	0.34160	0.34160	100-00
A-2	330.000	1.10	Aaa/AAA	9-19	11/2014	EDSF + 8	0.550	0.54	99.98972
A-3	444.000	2.30	Aaa/AAA	19-39	09/2016	IntS + 22	0.820	0.81	99.98041
A-4	143.250	3.55	Aaa/AAA	39-46	06/2017	IntS + 37	1.188	1.18	99.98236
B	19.500	3.77	Aa2/AA+	46-46	08/2017	IntS + 85	1.717	1.71	99.99672
C	31.850	3.77	A2/A+	46-46	10/2017	IntS +125	2.117	2.10	99.97199
D	23.400	3.77	Baa3/BBB	46-46	12/2018	IntS +200	2.867	2.85	99.99983

* Expected Settle: 03/08/2012	* ERISA Eligible: Yes
* First Pay Date : 04/16/2012	* Minimum Denoms: $100k by $1k
* Bill & Deliver : Credit Suisse	* Format : Public, SEC Registered
* Ticker : HUNT 2012-1	* Timing : Priced
Deal Highlights:
* Investment Grade Rated Servicer: Huntington National Bank (A3/BBB+)
* WA FICO 766 (no FICO's below 660)
* Collateral WA LTV 90.78%
* Improving managed pool net credit losses:
0.37% as of 12/31/11 vs 0.79% as of 12/31/10

NetRoadshow Link:  www.netroadshow.com
Entry Code:  HUNT2012
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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.  Any disclaimers or other notices that may appear below are not applicable to this message and should be disregarded. Such disclaimers or other notices have been automatically generated.